PRESS RELEASE

April 13, 2009
Investor Relations Contact:  Rob Stone (503)-224-9900
Press Relations Contact:  Tom Zelenka (503)-323-2821
Website:  www.schnitzersteel.com
Email:  ir@schn.com

Schnitzer Steel Announces Two New Independent Directors

PORTLAND, OR – April 13, 2009 – Schnitzer Steel Industries, Inc.(NASDAQ:SCHN) today announced that David J. Anderson and Wayland R. Hicks have been elected to the Company’s Board of Directors, effective immediately.  The addition of Messrs. Anderson and Hicks expands the board to thirteen and results in the majority of the board being independent directors.

Mr. Anderson, 61, most recently served as Executive Director and Co-Vice Chairman of Sauer-Danfoss Inc. (NYSE:SHS) and was the President and Chief Executive Officer of Sauer-Danfoss Inc. from July 2002 through January 2009.  Sauer-Danfoss designs and manufactures hydraulic systems used in agriculture, construction, road-building and materials handling equipment.

Mr. Hicks, 66, served as director and Vice Chairman of United Rentals, Inc. (NYSE:URI) from 1998 through March 2009 and served as Chief Executive Officer from December 2003 through June 2007.  United Rentals, Inc. is one of the largest national equipment rental companies in the U.S., serving residential, commercial and industrial needs.

In announcing the election to the Schnitzer Board, John Carter, Chairman of the Board, commented, “Both Dave and Wayland bring extensive public company governance and management experience to the Schnitzer Board, and they have each achieved broad success in their respective industries.  We are pleased to have them join us.”

Tamara Lundgren, President and CEO of Schnitzer, called attention to the global careers of Messrs. Anderson and Hicks. She commented that “At each of their companies, Dave and Wayland successfully generated business growth, both organically and through the successful integration of domestic and international acquisitions.  Their strategic experience will benefit the Board as the Company continues to expand. ”

Anderson and Hicks will serve terms as directors until the Company’s 2010 annual meeting of shareholders.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metal products in the United States with 42 operating facilities located in 13 states throughout the country, including seven export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company’s auto parts business sells used auto parts through its 40 self-service facilities and 18 full-service facilities located in 16 states and in western Canada. With an annual production capacity of over 800,000 tons, the Company’s steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 103rd year of operations in 2009.